FORM OF LETTER

1,333,333 Shares of Common Stock

Offered Pursuant to Rights

Distributed to Shareholders

of Patrick Industries, Inc.

___________, 2008

To Our Clients:

Enclosed for your consideration is a prospectus dated ___________, 2008 (the “Prospectus”), and the “Instructions as to Use of Patrick Industries’ Rights Certificates” relating to the offering (the “Rights Offering”) by Patrick Industries, Inc. (“Patrick”) of shares of Common Stock (as defined below) pursuant to non-transferable subscription rights (the “Right(s)”) distributed to all holders of record of shares of its common stock, without par value (the “Common Stock”), at the close of business on ___________, 2008 (the “Record Date”). The Rights and Common Stock are described in the accompanying Prospectus.

In the Rights Offering, Patrick is offering an aggregate of 1,333,333 shares of Common Stock, as described in the Prospectus. The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on ___________, 2008, unless extended in the sole discretion of Patrick (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, as a beneficial owner of shares of Patrick’s Common Stock, you are entitled to one Right for each share of Common Stock carried by us in your account as of the Record Date. Each Right allows you to subscribe for 0.222131 of a share of Common Stock (the “Subscription Privilege”) at the cash price of $11.25 per whole share (the “Subscription Price”). The Rights are evidenced by non-transferable Rights Certificates and will cease to have any value at the close of business on the Expiration Date.

THE ENCLOSED MATERIALS ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the documents carefully before instructing us to exercise your Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date. Once you have exercised the Subscription Privilege, such exercise may not be revoked.

If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the election form included as part of the enclosed materials.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS

OFFERING SHOULD BE DIRECTED TO NATIONAL CITY SHAREHOLDERS COMMUNICATIONS AT

1-800-622-6757 OR BY SENDING AN EMAIL TO SHAREHOLDER.INQUIRIES@NATIONALCITY.COM